Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines

Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Shannon Okinaka, Sr. Director

 Phone:  808.835.3604

shannon.okinaka@hawaiianair.com

MEDIA CONTACT:

Keoni Wagner, VP

Hawaiian Airlines

 Phone:  808.838.6778

keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports 2010 Third Quarter Financial Results

Third Quarter Highlights

•                  Operating revenue increase of 15% to $352 million

•                  Operating income increase of 66% to $39.3 million

•                  GAAP net income of $30.5 million, or $0.59 per diluted share

•                  Adjusted net income of $28.5 million, or $0.55 per diluted share, reflecting economic fuel expense

•                  Beneficial tax items increased net income $7.1 million, contributing $0.14 to diluted earnings per share

•                  Unrestricted cash and cash equivalents of $315.5 million at September 30, 2010

HONOLULU – October 19, 2010 – Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended September 30, 2010 of $30.5 million, or $0.59 per diluted share, on total operating revenue of $352.0 million.  This result compares with net income of $30.7 million, or $0.58 per diluted share, on total operating revenue of $305.6 million for the three months ended September 30, 2009.  Adjusted net income reflecting economic fuel expense of $28.5 million or $0.55 per share compares to $34.7 million or $0.66 per share in the prior year period.  The Company’s results for the quarter ended September 30, 2010 reflect the benefit of certain discrete items that reduced the Company’s effective taxes in the period by $5.7 million. Including both the tax item and the release of accrued interest associated with it, net income in the period benefited by $7.1 million or $0.14 per share.

“A tenth consecutive quarter of profitability has further strengthened Hawaiian Airlines.  We’ve taken delivery of new aircraft and are on the doorstep of expansion into Asia with new services to Japan and Korea slated to begin in the next few months.  We are confident that with the results we have enjoyed and the hard work and dedication of all my co-workers, we are well positioned to take the next steps in our strategic development,” commented Mark Dunkerley, the Company’s president and chief executive officer.

Third Quarter Financial Results

The Company reported operating income of $39.3 million in the third quarter of 2010, compared with $23.7 million in the prior year period.

Third quarter 2010 operating revenue was $352.0 million, a 15.2% increase compared with the third quarter of 2009.  Capacity for the quarter increased 8.9% year over year to 2.7 billion available seat miles (ASMs), resulting in operating revenue per ASM (RASM) of 12.89 cents, up 5.7% from the third quarter a year ago.  Third quarter passenger load factor increased 2 percentage points to 86.9% compared to the same period a year ago, while passenger yield (passenger revenue per revenue passenger mile) increased 3.6% to 13.10 cents and passenger revenue per ASM (PRASM) increased 6.0% to 11.39 cents.  Selected Statistical Data is included in Table 2 below.

Total operating expenses for the third quarter of 2010 increased 10.9% year over year to $312.8 million, resulting in an operating cost per available seat mile (CASM) of 11.46 cents, up 2.0% versus the same period a year ago.  Excluding fuel, third quarter CASM decreased to 8.37 cents, down 1.6% compared to the same period a year ago.  A reconciliation of the GAAP and non-GAAP financial measures is included in Table 6.

Aircraft fuel costs in the third quarter increased 23.4% year over year to $84.4 million and represented 27.0% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel increased 16.6% year over year to $2.25 (including taxes and delivery).  The financial impact of hedging activities is included in nonoperating income/expenses, and as such is not reflected in fuel expense.  Nonoperating income in the third quarter reflect $2.1 million in net gains from Hawaiian’s fuel hedging activity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the three months ended September 30, 2010, economic fuel expense was $85.6 million ($2.28 per gallon), compared with $67.7 million ($1.91 per gallon) in the prior year period.  An analysis of economic fuel expense for the three months ended September 30, 2010 and 2009 and pro-forma net income and diluted net income per share reflecting economic fuel expense is included in Tables 3 and 4.

Maintenance materials and repair costs for the third quarter of 2010 decreased 18.7% year over year to $30.2 million.  Contributing to the decrease was a reduced level of engine overhaul expense for Hawaiian’s Boeing 767 fleet.

Third quarter 2010 nonoperating income totaled $2.9 million, compared with nonoperating expense of $6.8 million in the third quarter of 2009.  During the third quarter of 2010, the Company recognized a nonoperating gain totaling $2.1 million related to fuel hedging activities compared with a nonoperating loss of $3.3 million during the prior year period.  During the third quarter of 2010, fuel hedging gains reflect $1.2 million of realized losses on derivative contracts settling in the quarter, the reversal of $1.3 million of previously recorded losses on these same contracts, and $2.0 million in unrealized gains related to fuel derivative contracts settling in future periods.

During the third quarter of 2010, the Company sold all of its remaining auction rate securities, yielding cash proceeds of $30.7 million, and recognized a pre-tax gain of $1.2 million through nonoperating income.

Liquidity, Capital Resources and Fuel Hedging

•                  As of September 30, 2010, the Company had:

•                  Unrestricted cash and cash equivalents of $315.5 million, and $33.7 million in restricted cash.

•                  $75 million outstanding under two term loan facilities, $92 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, and additional notes payable of $4 million.

•                  $43 million of capital lease obligations primarily associated with four Boeing 717-200 aircraft.

•                  A summary of the Company’s fuel derivatives contracts as of October 15, 2010 is included as Table 5.

•                  In July, the Company announced that its Board of Directors authorized a stock repurchase program, under which it may purchase up to $10 million of its outstanding common stock through open market, established plans or privately negotiated transactions.  During the quarter ended September 30, 2010, the Company purchased 1.9 million shares for an aggregate cost of approximately $10.0 million.

Period Highlights

•                  Hawaiian led the U.S. airline industry in service quality during the quarter, ranking #1 nationally for on-time performance in June, July and August, as reported by the U.S. Department of Transportation Air Travel Consumer Report.

•                  In July, Hawaiian received final approval from the U.S. Department of Transportation to operate one daily flight between Honolulu and Tokyo’s Haneda International Airport.  Service will begin in November 2010.

•                  In August, Hawaiian accelerated the delivery date of one of its Airbus A330-200 aircraft two years to October 2011.

•                  In August, Hawaiian launched new Japanese and Korean language websites offering full booking capabilities in support of its new services to Tokyo and Incheon.

•                  Hawaiian was rated highest among domestic airlines that serve Hawaii and ranked fifth overall among the nation’s airlines according to Travel + Leisure magazine’s annual World’s Best Awards reader survey published in the August 2010 issue.

•                  In August, Hawaiian announced that for the 11th consecutive season, it would be the exclusive provider of chartered air transportation for the Oakland Raiders, and that it would once again be the official charter airline for the Seattle Seahawks.

•                  In August, Hawaiian entered into an exclusive marketing agreement with the producers of Hawaii Five-0, which features a Hawaiian aircraft in the opening credits of every episode.

•                  In September, Hawaiian and Delta Air Lines announced the signing of a new codesharing agreement that will offer Delta’s customer access to connecting flights within the Hawaiian Islands for the first time.

•                  This month, Hawaiian and All Nippon Airways announced the signing of a letter of intent establishing a commercial partnership.  The companies will explore bilateral cooperation in areas such as codesharing, frequent flyer programs and cargo, subject to necessary government approvals.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin today (Tuesday, October 19, 2010) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance in 2009 in the 20th annual Airline Quality Rating study, having earned that distinction in three of the past four years. Hawaiian has also led all U.S. carriers in on-time performance for each of the past six years (2004-2009) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii.

Now in its 81st year of continuous service for Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, Tahiti, and in the coming months, Japan and South Korea. Hawaiian also provides more than 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

Table 1.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except for per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2010	2009	2010	2009

Operating Revenue:
Passenger	$310,044	$269,199	$851,147	$779,983
Cargo	23,005	16,346	61,860	46,403
Other	18,980	20,082	53,286	59,868
Total	352,029	305,627	966,293	886,254

Operating Expenses:
Aircraft fuel, including taxes and oil	84,410	68,427	233,326	173,287
Wages and benefits	73,747	68,399	219,827	202,636
Aircraft rent	29,824	25,603	81,066	77,837
Maintenance materials and repairs	30,157	37,111	95,570	94,091
Aircraft and passenger servicing	16,497	15,340	44,690	44,570
Commissions and other selling	20,140	15,112	59,930	48,827
Depreciation and amortization	14,452	13,408	42,836	39,185
Other rentals and landing fees	15,310	12,074	41,692	38,327
Other	28,214	26,427	78,502	76,119
Total	312,751	281,901	897,439	794,879

Operating Income	39,278	23,726	68,854	91,375

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(1,934)	(5,140)	(11,909)	(15,160)
Interest income	399	1,203	3,137	3,666
Gains on sale of long-term investments	1,168	555	1,168	2,226
Gains (losses) on fuel derivatives	2,111	(3,310)	(3,361)	1,813
Other, net	1,138	(64)	551	(14)
Total	2,882	(6,756)	(10,414)	(7,469)

Income Before Income Taxes	42,160	16,970	58,440	83,906
Income tax expense (benefit)	11,693	(13,700)	18,764	2,209

Net Income	$30,467	$30,670	$39,676	$81,697

Net Income Per Common Stock Share:
Basic	$0.60	$0.60	$0.77	$1.58
Diluted	$0.59	$0.58	$0.75	$1.57

Weighted Average Number of Common Stock Shares Outstanding:
Basic	50,952	51,437	51,580	51,595
Diluted	51,661	52,764	52,674	52,195

Table 2.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended						Nine Months Ended
	September 30,						September 30,
	2010		2009		Change		2010		2009		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	2,366.7		2,128.1		11.2%		6,394.2		6,139.0		4.2%
Available seat miles (ASM) (a)	2,723.1		2,506.1		8.7%		7,483.3		7,332.9		2.1%
Passenger revenue per RPM (Yield)	13.10	¢	12.65	¢	3.6%		13.31	¢	12.71	¢	4.7%
Passenger load factor (RPM/ASM)	86.9%		84.9%		2.00	pt.	85.4%		83.7%		1.70	pt.
Passenger revenue per ASM (PRASM)	11.39	¢	10.74	¢	6.0%		11.37	¢	10.64	¢	6.9%

Total Operations:
Revenue passenger miles (RPM) (a)	2,371.1		2,128.7		11.4%		6,398.7		6,140.5		4.2%
Available seat miles (ASM) (a)	2,730.0		2,507.3		8.9%		7,490.3		7,335.0		2.1%
Passenger load factor (RPM/ASM)	86.9%		84.9%		2.00	pt.	85.4%		83.7%		1.70	pt.
Operating Revenue per ASM (RASM)	12.89	¢	12.19	¢	5.7%		12.90	¢	12.08	¢	6.8%
Operating Cost per ASM (CASM)	11.46	¢	11.24	¢	2.0%		11.98	¢	10.84	¢	10.5%
CASM excluding aircraft fuel	8.37	¢	8.51	¢	(1.6)%		8.86	¢	8.48	¢	4.5%
Gallons of jet fuel consumed (a)	37.5		35.4		5.9%		104.3		103.6		0.7%
Average cost per gallon of jet fuel (actual) (b)	$2.25		$1.93		16.6%		$2.24		$1.67		34.1%

(a)  In millions.

(b)  Includes applicable taxes and fees.

Table 3.

Hawaiian Holdings, Inc.

Economic Fuel Expense

(in thousands, except per-gallon amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change

Aircraft fuel expense	$84,410	$68,427	23.4%	$233,326	$173,287	34.6%
Realized (gains) losses on settlement of fuel derivative contracts	1,167	(682)	(271.1)%	3,151	10,494	(70.0)%
Economic fuel expense	$85,577	$67,745	26.3%	$236,477	$183,781	28.7%
Fuel gallons consumed	37,513	35,434	5.9%	104,322	103,558	0.7%
Economic fuel cost per gallon	$2.28	$1.91	19.4%	$2.27	$1.77	28.1%

Table 4.

Hawaiian Holdings, Inc.

Pro-forma Net Income and Diluted Net Income Per Share Reflecting Economic Fuel Expense

(in thousands, except per-share data)

	Three months ended September 30,				Nine months ended September 30,
	2010		2009		2010		2009
	Net income	Diluted earnings per share	Net income	Diluted earnings per share	Net income	Diluted earnings per share	Net income	Diluted earnings per share
As reported - GAAP	$30,467	$0.59	$30,670	$0.58	$39,676	$0.75	$81,697	$1.57
Less: mark-to-fair value gains (losses) on undesignated fuel contracts, net of tax	1,967	0.04	(3,992)	(0.08)	(126)	—	12,307	0.24
Reflecting economic fuel expense	$28,500	$0.55	$34,662	$0.66	$39,802	$0.75	$69,390	$1.33

Table 5.

Hawaiian Holdings, Inc.

Fuel Derivative Contract Summary

As of October 15, 2010

	Weighted Average Contract Strike Price per Barrel	Percentage of Projected Fuel Requirements Hedged	Projected Fuel Barrels Hedged

Fourth Quarter 2010
Crude Oil
Call Options	$82.98	25%	222,000
Collars - Cap/Floor	$93.74/$73.46	28%	249,000
Total		53%	471,000

First Quarter 2011
Crude Oil
Call Options	$85.00	16%	138,000
Collars - Cap/Floor	$93.31/$73.08	26%	225,000
Total		42%	363,000

Second Quarter 2011
Crude Oil
Call Options	$84.33	8%	78,000
Collars - Cap/Floor	$92.10/$72.26	18%	167,000
Total		26%	245,000

Third Quarter 2011
Crude Oil
Call Options	$86.01	8%	78,000
Collars - Cap/Floor	$92.33/$72.65	5%	46,000
Total		13%	124,000

Fourth Quarter 2011
Crude Oil
Call Options	$86.34	2%	24,000
Collars - Cap/Floor		0%	0
Total		2%	24,000

Table 6.

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009

GAAP operating expenses	$312.8		$281.9		$897.4		$794.9
Aircraft fuel, including taxes and oil	84.4		68.4		233.3		173.3
Adjusted operating expenses	$228.4		$213.5		$664.1		$621.6

Available Seat Miles (a)	2,730.0		2,507.3		7,490.3		7,335.0

CASM - GAAP	11.46	¢	11.24	¢	11.98	¢	10.84	¢
Less: aircraft fuel	3.09		2.73		3.11		2.36
CASM - excluding aircraft fuel	8.37	¢	8.51	¢	8.87	¢	8.48	¢

(a) Represents totals operations.